ALL AMERICAN GROUP
All American Group, Inc.  2831 Dexter Dr.  Elkhart, IN  46514
Phone: (574) 266-2534  Fax: (574) 266-3304

Coachmen Industries Inc. Changes Name To All American Group

Elkhart, Ind. —Coachmen Industries board of directors approved a name change from Coachmen Industries Inc. to All American Group.

“All American” ® means the best in the game, and that is the standard by which we intend to measure ourselves,” said Rick Lavers, President and Chief Executive Officer. “All American is already the preeminent brand name in the modular housing industry, synonymous with best in class quality. It lends itself well to our growing specialty vehicle business, and also helps express the pride our employees have in our country. We believe that is particularly appropriate as we begin to emerge from these troubled economic times. It is a great brand for all of our businesses.”

With the name change comes a new logo, website (www.allamericangroupinc.com) and corporate identity. “Although we have a long history under the Coachmen name, most of our potential customers associate that name with our former recreational vehicle business which was sold to Forest River in December of 2008”, said Bill Martin, Director of Marketing. “The Coachmen brand does not relate to our housing customers, who often do not even realize that Coachmen and All American have had any connection. As we grow our core housing business, it is in our best interest to avoid brand confusion and focus our resources on the ‘All American’ name.”

The tightly focused mission of All American Group is to continue leading the way in environmentally friendly building practices and “Bringing Green Mainstream.”™ The butterfly in our new logo symbolizes our commitment to sustainable building practices, a commitment that is evidenced by the Smart Home on display at the Museum of Science and Industry in Chicago, the Living Zero Energy Tour home currently touring the nation under the direction of the United States Department of Energy, and the recent completion of the near net zero energy homes for the Paradigm Project for the Boulder County Housing Authority in Colorado. Every home in the All American Group collection is available with an Energy Savers Package that can save homebuyers up to 50 percent on their energy bills. In addition to these achievements, All American has built well over 1 million square feet of LEED Silver buildings for the United States Army.

In its specialty vehicle division, the ARBOC Spirit of Mobility™ bus built in Middlebury, Indiana, is the first low-floor mid-size bus to provide easy entry without the need for steps or cumbersome wheelchair lifts, and without the use of a drop box in the driveline. Mobility challenged passengers enter through the same door as other passengers by an easily deployed ramp. The Butterfly is also emblematic of the unique ARBOC free-access interior design so important both to the convenience of wheelchair passengers, and to reduced time of operation, which directly results in fuel savings. For increased fuel efficiency, a mild hybrid engine is also available.  The hybrid system incorporates an automatic engine start and stop feature that provides 5 to 8 percent fuel savings per year, with a corresponding reduction of greenhouse gasses of about one and a half tons.

While the name change must be put out to a shareholder vote pursuant to applicable corporate law, the Company intends to place a proposal seeking that approval on the ballot for its 2010 Annual Meeting, scheduled for May.  In the meantime, the Company will immediately begin operating under the assumed name, “All American Group”.

All American Group is a premier builder of systems-built homes, and large scale residential construction projects. Through a joint venture with ARBOC Mobility, All American Group, Inc. also manufactures a full line of ADA-accessible buses.

All American Group includes All American Homes®, LLC and Mod-U-Kraf®, LLC, which combined are one of the nation's largest builders of systems-built residential homes. Models range from single-story ranches to spacious two-story colonials to beautifully rustic log homes, under the Ameri-Log® brand. A line of solar homes that can generate low to zero energy bills is available under the Solar Village® brand. All American Building Systems®, LLC, builds large scale projects such as apartments, condominiums, dormitories, hotels, military and student housing. The Company’s construction facilities are located in Colorado, Indiana, Iowa, North Carolina and Virginia.

The All American Specialty Vehicles™ division manufactures a full line of ADA accessible buses under the Spirit of Mobility™ brand name. These buses range from 21 to 28 feet in length, and are available in both gas and diesel engine configurations. This bus line represents a value breakthrough in low-floor bus technology, providing premium accessibility features at prices significantly below any other low-floor buses available today. The bus manufacturing facilities are located in Middlebury, Indiana.

A publicly held company, All American Group’s stock is traded over the counter as ticker symbol COHM.

For more information contact:
Bill Martin
Director of Marketing
Phone: (574) 266-2534
Email: bmartin@allamericanhomes.com

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
Phone: (574) 266-2500